CERTIFICATE OF ELIMINATION
OF THE
0% SERIES A CONVERTIBLE PREFERRED STOCK,
5% SERIES B CONVERTIBLE PREFERRED STOCK,
5% SERIES C CONVERTIBLE PREFERRED STOCK,
4.25660% SERIES D CONVERTIBLE PREFERRED STOCK,
3.73344597664961% SERIES E CONVERTIBLE PREFERRED STOCK, AND
2.19446320054018% SERIES F CONVERTIBLE PREFERRED STOCK
OF
ADVENTRX PHARMACEUTICALS, INC.

Pursuant to Section 151(g) of
the General Corporation Law of the State of Delaware

ADVENTRX PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	That, pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), and Section 151 of the General Corporation Law of the State of Delaware, the Board previously, by resolutions duly adopted, authorized the issuance of 1,993 shares of 0% Series A Convertible Preferred Stock, par value $0.001 per share, 1,361 shares of 5% Series B Convertible Preferred Stock, par value $0.001 per share, 922 shares of 5% Series C Convertible Preferred Stock, par value $0.001 per share, 11,283 shares of 4.25660% Series D Convertible Preferred Stock, par value $0.001 per share, 19,000 shares of 3.73344597664961% Series E Convertible Preferred Stock, par value $0.001 per share, and 20,000 shares of 2.19446320054018% Series F Convertible Preferred Stock, par value $0.001 per share (collectively, the “Series A-F Preferred Stock”), in accordance with the provisions of Certificates of Designation of Preferences, Rights and Limitations of the Series A-F Preferred Stock as filed with the office of the Secretary of State of the State of Delaware on June 8, 2009, June 29, 2009, August 5, 2009, October 5, 2009, January 4, 2010, and May 3, 2010, respectively (collectively, the “Series A-F Preferred Certificates of Designation”).

2.	That no shares of the Series A-F Preferred Stock are outstanding and no shares thereof will be issued subject to the Series A-F Preferred Certificates of Designation.

3.	That the Board has duly adopted the following resolutions:

WHEREAS, as of the date of these resolutions, all shares of the Series A-F Preferred Stock that were issued by the Company have been converted into common stock of the Company and no shares of the Series A-F Preferred Stock are outstanding;

WHEREAS, as of the date of these resolutions, no shares of preferred stock of the Company will be issued subject to the Series A-F Preferred Certificates of Designation; and

WHEREAS, it is desirable that all matters set forth in the Series A-F Preferred Certificates of Designation be eliminated from the Certificate of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Series A-F Preferred Certificates of Designation be eliminated from the Certificate of Incorporation.

RESOLVED, FURTHER, that the officers of the Company be, and each of them individually hereby is, authorized and directed to prepare, execute and file a certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series A-F Preferred Certificates of Designation shall be eliminated from the Certificate of Incorporation.

RESOLVED, FURTHER, that the officers of the Company be, and hereby are, authorized, jointly and severally, to execute and deliver, for and in the name and on behalf of the Company, any and all certificates, agreements and other documents, and take any and all steps and do any and all things which they may deem necessary or advisable, with the advice of counsel, to effect the purposes of the foregoing resolutions.

RESOLVED, FURTHER, that any actions taken by the officers of the Company prior to the date of these resolutions that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the act and deed of the Company.

4.	That, accordingly, all matters set forth in the Series A-F Preferred Certificates of Designation be, and hereby are, eliminated from the Certificate of Incorporation.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer this 8th day of December, 2011.

ADVENTRX PHARMACEUTICALS, INC.
By:	/s/ Patrick L. Keran

Patrick L. Keran President, Chief Operating Officer & Secretary